Filed Pursuant to Rule 424(b)(3)

Registration No. 333-182326

PROSPECTUS SUPPLEMENT NO. 6

(To Prospectus Dated July 20, 2012,

Prospectus Supplement No. 1 dated August 3, 2012,

Prospectus Supplement No. 2 dated August 14, 2012,

Prospectus Supplement No. 3 dated November 21, 2012,

Prospectus Supplement No. 4 dated December 14, 2012 and

Prospectus Supplement No. 5 dated December 20, 2012)

GRANDPARENTS.COM, INC.

19,775,632 SHARES OF COMMON STOCK

This Prospectus Supplement No. 6 (this “Supplement”) supplements the Prospectus dated July 20, 2012, the Prospectus Supplement No. 1 dated August 3, 2012, the Prospectus Supplement No. 2 dated August 14, 2012, the Prospectus Supplement No. 3 dated November 21, 2012, the Prospectus Supplement No. 4 dated December 14, 2012 and the Prospectus Supplement No. 5 dated December 20, 2012 (collectively, the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration Statement No. 333-182326). This Supplement and the Prospectus relate to the resale by the selling security holders identified in the Prospectus (the “Selling Security Holders”) of up to 19,775,632 shares of common stock, par value $.01 per share (“Common Stock”), of Grandparents.com, Inc. (the “Company”) including (i) up to 12,897,172 shares of Common Stock (the “Investor Shares”) issued upon conversion of the Company’s Series B Convertible Preferred Stock, par value $.01 per share, issued pursuant to the Company’s private placement completed on February 23, 2012, (ii) up to 5,588,749 shares of Common Stock (the “Advisory Warrant Shares”) issuable upon the exercise of warrants (the “Advisory Warrants”) issued to the Company’s investment banking advisor as partial compensation for its services in connection with the asset contribution transaction completed on February 23, 2012 and to the investment banking advisor’s assignees, and (iii) up to 1,289,711 shares of Common Stock (the “Placement Agent Warrant Shares” and together with the Advisory Warrant Shares, the “Warrant Shares”) issuable upon the exercise of warrants (the “Placement Agent Warrants” and, together with the Advisory Warrants, the “Warrants”) issued to the Company’s placement agent as partial compensation for its services in connection with the Company’s private placement completed on February 23, 2012 and to the placement agent’s assignees. The Investor Shares and the Warrant Shares (collectively, the “Shares”) are being offered by the Selling Security Holders.

The Company is not selling any of the Shares and, as a result, it will not receive any proceeds from the sale of the Shares covered by the Prospectus and this Supplement other than proceeds in the event that some or all of the Warrants held by the Selling Security Holders are exercised for cash. All of the net proceeds from the sale of the Shares will go to the Selling Security Holders.

This Supplement contains the Current Report on Form 8-K dated January 6, 2013 and the Current Report on Form 8-K dated January 8, 2013, each filed by the Company with the Securities and Exchange Commission on January 10, 2013, and updates, amends and supplements the information included or incorporated by reference in the Prospectus. This Supplement should be read in conjunction with the Prospectus, which is to be delivered with this Supplement. If there is any inconsistency between the information in this Supplement and the Prospectus, you should rely on the information in this Supplement. This Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to it.

Investing in the Shares involves a high degree of risk. You should carefully consider the risk factors beginning on page 3 of the Prospectus before purchasing any Shares.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS SUPPLEMENT OR THE PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Supplement is January 11, 2013

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 8, 2013

Grandparents.com, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-21537	93-1211114
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

589 Eighth Avenue, 6th Floor New York, New York	10018
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 646-839-8800

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On January 8, 2013, Grandparents.com, Inc. (the “Company”) and Starr Indemnity & Liability Company (“Starr”), a wholly owned subsidiary of Starr International Company, Inc., entered into a Strategic Alliance Agreement (the “Agreement”) under which Starr agreed to provide certain services to the Company, including developing strategic business and investment relationships for the Company and providing business consulting services to the Company. In addition, the Agreement provides that the Company and Starr will explore the opportunity for forming a joint insurance carrier to underwrite certain niche insurance products for sale to grandparents, boomers and seniors.

The Agreement provides that such services will be performed by Mr. Maurice “Hank” Greenberg, Chairman of Starr International Company, Inc., and other senior members of Starr’s management team and will include: (i) assisting the Company in negotiating favorable agreements with insurance carriers; (ii) designing insurance products to be tested for marketing by the Company to the age 50+ demographic in the U.S.; (iii) providing overview and consultation with respect to the management and finances of the Company; and (iv) assisting in developing a comprehensive business plan for the Company. In exchange for the services, the Company agreed to pay Starr a monthly fee of $80,000 during the term of the Agreement, which commences on March 1, 2013, as well as commissions to be agreed upon by the Company and Starr for Starr’s arranging agreements with insurance companies.

The initial term of the Agreement extends until February 28, 2014 and will automatically renew for subsequent one-year periods each year thereafter unless either party terminates the Agreement prior to the expiration of the then-current term. The Agreement provides that either party may terminate the Agreement, at any time, upon a material breach or non-performance by the other party by providing thirty (30) days’ prior written notice to the other party, subject to the other party’s right to cure such breach or non-performance within sixty (60) days. The Agreement also contains customary representations and warranties of the Company and Starr as well as mutual confidentiality requirements and indemnification obligations upon the occurrence of certain events.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

Exhibit Number	Description
10.1	Strategic Alliance Agreement with Starr Indemnity & Liability Company dated January 8, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 10, 2013	GRANDPARENTS.COM, INC.

	By:	/s/ Joseph Bernstein
Joseph Bernstein
Co-Chief Executive Officer, Chief Financial Officer and Treasurer

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 6, 2013

Grandparents.com, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-21537	93-1211114
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

589 Eighth Avenue, 6th Floor New York, New York	10018
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 646-839-8800

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 3.02	Unregistered Sales of Equity Securities.

On January 1, 2013, Grandparents.com, Inc. (the “Company”) issued five-year warrants to purchase an aggregate of 2,000,000 shares of its common stock. Upon issuance, the warrants were immediately vested and exercisable with respect to 500,000 shares of common stock. The warrants shall vest and become exercisable with respect to the remaining 1,500,000 shares of common stock in equal monthly installments commencing on January 31, 2014 and ending on December 31, 2016. The warrants have an exercise price of $0.30 per share and may be exercised on a cashless basis. The exercise price and number of shares for which the warrants are exercisable are subject to adjustments for certain customary events. The warrants were issued in exchange for services to be performed for the Company by the recipient.

On January 8, 2013, the Company issued a five-year warrant to purchase 3,000,000 shares of its common stock. The warrant was fully vested and exercisable upon issuance. The warrant has an exercise price of $0.60 per share and may be exercised on a cashless basis. The exercise price and number of shares for which the warrant is exercisable are subject to adjustments for certain customary events. The warrant was issued in exchange for services performed for the Company by the recipient.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 6, 2013, Jeremy Office resigned from his position as a member of the Board of Directors of the Company, effective immediately. Mr. Office’s resignation was not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Mr. Office will continue to serve the Board as an advisory member. In addition, Maclendon Wealth Management, an independent registered investment advisor firm of which Mr. Office serves as Principal, will continue to contribute content to the Company’s website as the official wealth management advisor of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 10, 2013	GRANDPARENTS.COM, INC.

	By:	/s/ Joseph Bernstein
Joseph Bernstein
Co-Chief Executive Officer, Chief Financial Officer and Treasurer